PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION

(Dollars in thousands)
                                                     December 31,
                                              ---------------------------
                                            1995           1994           1993
                                            ----           ----           ----

Short-term debt .................     $   66,600         49,300         82,700
Current portion of long-term debt         16,800         25,300         17,200
Long-term debt ..................        613,100        622,300        547,300
                                      ----------      ---------      ---------
Total debt ......................        696,500        696,900        647,200
Minority interest in subsidiaries         73,300         65,300         62,200
Common shareholders' equity .....      2,677,700      2,187,600      2,022,100
                                      ----------      ---------      ---------
Total capitalization ............     $3,447,500      2,949,800      2,731,500
                                      ==========      =========      =========

Ratio of total debt to total
 capitalization .................           20.2%          23.6%          23.7%
                                      ==========      =========      =========